Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway - Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

Contact:

Tamar Gerber

Vice President, Investor Relations

646.348.6706

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended September 30, 2008

OPERATING HIGHLIGHTS

•                  Year over year revenues grew 28% aided by customer ‘go live’ recognition and term renewals

•                  GAAP EPS grew $0.29 to $0.05 per share or, excluding one time items, by $0.42 to $0.21

•                  ACI and IBM announced an integrated wholesale solution optimized for IBM System z architecture

•                  Restructuring is on plan and progressing well; removed $25.0 million in annualized costs from the business Q3 year to date and expect to remove an additional $7.1 million in annualized cost by year-end gross of $16.0  million of anticipated annual reinvestment

	Quarter Ended
	Sept 30, 2008	Better / (Worse) Sept 30, 2007	Better / (Worse) Sept 30, 2007
Operating Free Cash Flow ($ Mil)	$(0.3)	$(1.9)	(119)%
60 month Backlog ($ Bil)	$1.403	$0.062	5%
Revenues ($ Mil)	$108.6	$23.7	28%

(NEW YORK — November 6, 2008) —   ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of software for electronic payment systems, today announced financial results for the quarter ended September 30, 2008.  We will hold a conference call on November 6, 2008, at 8.30 a.m. EST to discuss this information.  Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“ACI turned in a very strong quarterly performance. We achieved 28% GAAP revenue growth as we completed new customer installation projects. The company sales performance was excellent in an extremely volatile financial services environment where we demonstrated strong discipline in management of accounts receivable,” Chief Executive Officer Philip Heasley said.

Heasley further added, “Notwithstanding the market turmoil, we do not currently see any reason that our products should be significantly affected as our solutions enhance the productivity of bank processing. Even in a credit-constrained environment, it will continue to be critical for the payments side of the banks to achieve further productivity improvements.”

Notable new business during the quarter included:

•                  EMEA: Products selected across the region included BASE24-epsTM and BASE24-atm® combinations, ACI Proactive Risk ManagerTM, ACI Smart Chip ManagerTM and application infrastructure tools. Customer geographies included Poland, Hungary, France, Dubai, United Kingdom and Nigeria.

•                  Asia:  Two new BASE24-epsTMsales in Korea and in Malaysia as well as three capacity deals signed in India and in Korea.

•                  Americas: Latin American banks purchased significant add-on modules to BASE24® as well as products such as BASE24-eps, NET24-XPNETTM, and Proactive Risk ManagerTM.

•                  United States: A large consumer retail chain renewed its Base 24 retail infrastructure while a sizable European investment bank purchased ACI Enterprise BankerTM for its Americas territory.

•                  Six new customers signed, including new users of ACI Enterprise BankerTM, BASE24-eps and Proactive Risk Manager.

•                  Twenty three new applications added to existing customer relationships ranging from ACI Retail Commerce ServerTM and ACI Proactive Risk Manager for Enterprise RiskTM to Smart Chip Manager.

FINANCIAL SUMMARY

Operating Free Cash Flow

Operating free cash flow for the quarter was $(0.3) million compared to $1.6 million for the September 2007 quarter. The year-over-year decrease of $1.9 million in our operating free cash flow resulted primarily from higher personnel and related expenses, including contractors and to a lesser extent, capital expenditures.

Liquidity

We had $94.3 million in cash and cash equivalents on hand at the end of the third quarter of 2008, an increase of $33.5 million as compared to the September 2007 quarter.

Sales

Sales bookings in the quarter totaled $106.6 million compared to $91.0 million in the September 2007 quarter.  The $15.6 million, or 17%, rise in year-over-year sales is comprised primarily of two categories: add-on business and term extensions. These two categories were also strong performers in the same quarter last year. Add-on business accounted for $58.2 million of September 2008 sales compared to $35.4 million in September 2007 sales while term extensions contributed $32.9 million in the current period quarter compared to $25.8 million in the prior year quarter.  Add-ons were comprised of capacity, migrations to BASE24-epsTM, and cross-selling of products to existing customers.  We also booked a more normalized proportion of renewals at our existing larger customers as a sub-set of quarterly sales as compared to the immediately preceding quarter.

Backlog

As of September 30, 2008, our estimated 60-month backlog was $1.403 billion compared to $1.427 billion at June 30, 2008, and $1.341 billion as of September 30, 2007. The sequential decrease of $24 million or 2% in our 60-month backlog was primarily due to foreign exchange translation loss of $38.8 million on a sequential quarterly basis. As of September 30, 2008, our 12-month backlog was $321 million, as compared to $339 million for the quarter ended June 30, 2008, and $328 million for the quarter ended September 30, 2007, reflecting a $9.6 million translation loss in foreign exchange as well as several large deals moving out of backlog into current period GAAP revenue predominantly in Western Europe and in the United States.

Revenues

Revenue was $108.6 million in the quarter ended September 30, 2008, an increase of $23.7 million, or 28%, over the prior-year period revenue of $84.9 million.  The increase was largely attributable to a rise of $17.6 million in software license fee revenues over the prior year. Our September 2008 GAAP revenue was derived principally from our backlog; 81% originating in 12-month backlog and 19% of the revenue was provided by current-period sales of license fees and capacity. On a year-over-year basis, initial license fee revenue increased by 97%, or $12.4 million, to $25.2 million due to recognition of $8.6 million growth in initial license fee revenue as well as an additional $3.8 million in capacity fee revenue. This increase was driven by recognition of initial license fee revenues associated with new deals or term renewals signed during the current period as well as customer “go-live” events.  Our monthly recurring revenue figure in the quarter was $63.4 million, a rise of $7.6 million, including the impact of $3.5 million in short-term, time-based license fees, over the prior-year period’s monthly recurring revenue of $55.8 million.

Sequentially, our total deferred revenue decreased from $144.3 million to $128.6 million, a reduction of $15.7 million compared to a sequential increase of $4.5 million in the September 2007 quarter. Total quarterly deferred revenue rose by $1.3 million on a year-over-year basis.  The reduction in sequential short-term deferred revenue from $121.1 million to $105.4 million reflects our progress this quarter in moving projects out of backlog into current period GAAP revenue recognition as we gained acceptance of several sizable projects in Europe, including residual Faster Payments services acceptance events in the UK and implementations completed in the United States.

Operating Expenses

Operating expenses were $105.6 million in the September 2008 quarter compared to $92.5 million in the September 2007 quarter, an increase of $13.1 million or approximately 14%. Expense variance between the two periods was driven by a $9.2 million increase year over year, primarily from personnel and related expenditures associated with the installation of customer projects, a rise of $4.4 million in general and administrative costs related to the IBM IT Outsourcing transition costs as well as $1.1 million in year over year severance variance.

Other Income and Expense

Other income for the quarter was $0.4 million compared to other expense of $2.5 million in the September 2007 quarter. The variance of $2.9 million in other income on a year over year basis resulted primarily from reduction of $1.3 million in a FAS 133 non-cash charge on our interest rate swaps, and a reduction of $1.0 million in interest expense compared to the prior year quarter partially offset by a reduction of $0.6 million in interest income.

Taxes

Income tax expense in the quarter was $1.7 million or 49%, compared to a benefit of $1.5 million in the prior year quarter.  The tax expense cost and high effective rate were due to losses in tax jurisdictions for which we received no tax benefit and by income in tax jurisdictions in which we accrued tax expense.

Net Income (Loss) and Diluted Earnings Per Share

Net income for the quarter was $1.7 million compared to net loss of $8.6 million during the same period last year, a rise of $10.3 million.

Earnings (loss) per share for the quarter ended September 2008 was $0.05 per diluted share compared to $(0.24) per diluted share during the same period last year.

Diluted Weighted Average Shares Outstanding

Total diluted weighted average shares outstanding were 34.6 million for the quarter ended September 30, 2008 as compared to 36.3 million shares outstanding for the quarter ended September 30, 2007.

Guidance Update

ACI reiterates its guidance metrics. This does not include the potential impact from foreign exchange rate movements and potential term extension delays into the first quarter of 2009. We expect operating free cash flow of $45-50 million for calendar year 2008, unchanged from our previous announcement in August 2008. Rev-log guidance for calendar 2008 remains unchanged at $190-195 million. Should prevailing September 30, 2008 foreign exchange rates remain the same, we would anticipate a negative exchange translation impact of approximately $40 million on the 60-month backlog metric.  Sales guidance is unchanged at $430-440 million.

Restructuring Plan Update

We removed $25.0 million in annualized expense from our business as a result of third quarter 2008 restructuring activity and anticipate that the balance of the year will achieve a cost take out of a further $7.1 million in annualized expense.  We still anticipate achieving net cost take-outs of up to $30 million during 2008 and 2009 through a reduction in the work force, cuts in budgeted expenditures, consolidation in non-core products, and facilities. We expect to reinvest up to $16 million in the business funded by cost savings achieved during our restructuring. Areas that will receive future cash investments include the wholesale and risk management products as well as services capabilities.

As stated last quarter, this is the culmination of our restructuring and integration of previously acquired businesses as we align our staffing levels globally with our geographic and product opportunities. We expect to continue to incur one-time charges in the fourth quarter and future periods associated with these efforts, the amount and timing of which is to be determined as the plan is finalized.

 -End-

Table 1: Reconciliation of Operating Free Cash Flow

(millions)

	Quarter Ended September 30,
	2008	2007
Net cash provided by operating activities	$3.2	$(1.5)
One-time items:
Net after-tax cash payments associated with stock option cash settlement	0.0	3.7
Net after-tax cash payments associated with Emp. Related Actions	0.4	0.7
Net after-tax cash payments associated with IBM IT Outsourcing Retention & Severance	0.6	0.0
Less capital expenditures	(2.6)	(1.3)
Less alliance technical enablement expenditures	(1.9)	0.0
Operating Free Cash Flow	$(0.3)	$1.6

* Tax effected at 35%.

Table 2: Backlog 60- Month (millions)

	Quarter Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Americas	$737	$737	$717
EMEA	$509	533	489
Asia/Pacific	$157	157	135
Backlog 60-Month	$1,403	$1,427	$1,341

ACI Deferred Revenue	$129	$144	$127
ACI Other	$1,274	1,283	1,214
Backlog 60-Month	$1,403	$1,427	$1,341

Table 3: Revenues by Channel

(millions)

	Quarter Ended September 30,
	2008	2007
Revenues:
United States	$39.8	$30.7
Americas International	$13.3	13.1
Americas	$53.1	$43.8
EMEA	$45.4	30.9
Asia/Pacific	$10.1	10.2
Revenues	$108.6	$84.9

Table 4: Monthly Recurring Revenue

(millions)

	Quarter Ended September 30,
	2008	2007

Monthly license fees	$21.3	$16.1
Maintenance fees	34.0	31.3
Processing Services	8.1	8.4
Monthly Recurring Revenue	$63.4	$55.8

Table 5: Deferred Revenue & Expense

(millions)

	Quarter Ended
	September 30,	June 30,	September 30,	June 30,
	2008	2008	2007	2007

Short Term Deferred Revenue	105.4	121.1	97.0	97.1
Long Term Deferred Revenue	23.3	23.2	30.3	25.7
Total Deferred Revenue	$128.6	$144.3	$127.3	$122.8

Total Deferred Expense	$10.3	$11.0	$7.4	$6.3

Table 6: Acquisition Intangibles & Software, Non-cash equity based compensation and non-recurring items

(millions)

	Quarter Ended
	September 30,
	2008		2007
	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
Stock options (Prof. Fees & Vested Shares)	$0.00	$0.0	$(0.03)	$(1.0)
Employee Related	0.07	2.3	0.06	2.1
IBM IT Outsourcing Severance / Retention	0.01	0.3	0.00	0.0
IBM IT Outsourcing transition cost	0.08	2.8	0.00	0.0
Non-recurring items	$0.16	$5.5	$0.03	$1.1

Amortization of acq.-related intangibles & software	0.05	1.9	0.05	1.9
Non-cash equity-based compensation	0.05	1.7	0.05	1.7
Total Acquisition Intangibles & Software, Non-cash equity based compensation and non-recurring items	$0.26	$9.0	$0.13	$4.6

* Tax Effected at 35%

Table 7: Other Income (Expense)

(millions)

	Quarter Ended
	September 30,	June 30,	September 30,	June 30,
	2008	2008	2007	2007
Interest Income	$0.6	$0.7	$1.2	$0.9
Interest Expense	(1.1)	(1.0)	(2.2)	(1.4)
FX Gain / Loss	1.6	(0.7)	0.5	(1.5)
SFAS 133	(0.8)	2.9	(2.1)	0.0
Other	0.0	0.2	0.0	(0.0)
Total Other Income (Expense)	$0.4	$2.0	$(2.5)	$(2.0)

Table 8: Sales by Channel and Product Division (millions)

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2008	2008	2008	2007	2007
Sales by Channel:
Americas	$46.8	$49.9	$19.2	$83.0	$39.0
EMEA	53.0	42.4	30.6	43.3	42.4
Asia Pacific	6.8	7.6	14.0	5.3	9.6
Total Sales	$106.6	$99.9	$63.8	$131.6	$91.0

Sales by Product Division:
Retail Payments	$70.0	$55.6	$45.8	$77.7	$58.3
Wholesale Payments	17.6	24.9	14.4	27.1	5.2
Risk Management	5.5	5.2	1.1	8.6	10.4
Application Services	13.5	14.2	2.5	18.2	17.1
Total Sales	$106.6	$99.9	$63.8	$131.6	$91.0

About ACI Worldwide, Inc.

ACI Worldwide is a leading provider of electronic payments software and services to major banks, retailers and processors around the world.  The company’s solutions enable online payment processing, online banking, fraud prevention and detection, and back office services such as settlement, account management, card management and dispute processing.  ACI solutions provide market-leading levels of reliability, manageability and scale to over 800 customers in 88 countries.  Visit ACI Worldwide at www.aciworldwide.com.

Non GAAP Financial Measures

ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, excluding cash payments associated with the cash settlement of stock options, cash payments associated with one-time employee related actions, less capital expenditures and plus or minus net proceeds from IBM. Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G. We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities. Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities. A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures. We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

ACI is presenting earnings (loss) per share (“EPS”) excluding one time items, which is defined as GAAP EPS excluding professional fees related to the stock option review and settlement of stock options, expenses associated with one-time employee related actions, and severance and transition costs related to the IBM IT Outsourcing Agreement. EPS, excluding one time items is considered a non-GAAP financial measure as defined by SEC Regulation G. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, EPS calculated in accordance with GAAP. We believe that providing EPS excluding one time items is useful to our investors as an operating measure because it allows investors to more accurately compare our ongoing performance from period to period. We also believe this measure can assist investors when comparing our results to those of other companies by excluding the one-time items.

Reconciliation of EPS, excluding one time items ($ millions)

	Quarter Ended
	September 30,	September 30,
	2008	2007
GAAP EPS	$0.05	$(0.24)
Plus:
Stock Options (Prof. Fees & Vested Shares)	—	(0.03)
Employee Related	0.07	0.06
IBM IT Outsourcing Severance/Retention	0.01	—
IBM IT Outsourcing Transition Costs	0.08	—
EPS, excluding one tiime items	$0.21	$(0.21)

Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business.

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period. We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G. Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•      Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•      License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•      Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•      Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•      Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences. Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods. Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “ will,” “expects,” “anticipates”, “intends,” and words and phrases of similar impact.

The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this presentation include, but are not limited to, statements regarding the:

• Expectations regarding the Company’s belief that its products should not be significantly affected in the current market as the Company’s solutions enhance the productivity of bank processing;

• Expectations that it is critical for bank customers in a credit-constrained environment to achieve further productivity improvements;

•  Expectations and assumptions regarding sales, Rev-log, backlog, and operating free cash flow for 2008;

• Expectation that we will achieve up to an additional $7.1 million in annualized cost savings in the remainder of 2008

•  Expectations that we will achieve net annual cost savings up to $30 million on 2008 and 2009 through a reduction in the workforce, cuts in budgeted expenditures, consolidation of non-core products and facilities;

• Plans to invest approximately $16 million, funded by anticipated cost savings achieved during the restructuring; and

• Expectations that the Company will continue to incur one-time charges in the fourth quarter and future periods associated with its restructuring efforts.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements after the date of this press release, except as required by law.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our Form 10-K filed on January 30, 2008 and our Form 10-Q filed on February 19, 2008, both as amended by our Form 10-K/A and Form 10-Q/A, respectively, filed on March 4, 2008, our Form 10-Q filed on May 9, 2008 and our Form 10-Q filed on August 11, 2008, and specifically the sections entitled “Factors That May Affect Our Future Results or the Market Price of Our Common Stock.”

The risks identified in our filings with the Securities and Exchange Commission include:

• Risks associated with the restatement of our financial statements;

• Risks associated with our performance which could be materially adversely affected by a general economic downturn or lessening demand in the software sector;

• Risks associated with our ability to successfully and effectively compete in a highly competitive and rapidly changing industry;

• Risks inherent in making an estimate of our backlogs which may not be accurate and may not generate the predicted revenue;

• Risks associated with tax positions taken by us which require substantial judgment and with which taxing authorities may not agree;

• Risks associated with consolidation in the financial services industry which may adversely impact the number of customers and our revenues in the future;

• Risks associated with our stock price which may be volatile;

• Risks associated with conducting international operations;

• Risks regarding one of our most strategic products, BASE24-eps, which may prove to be unsuccessful in the marketplace;

• Risks associated with our future profitability which depends on demand for our products; lower demand in the future could adversely affect our business;

• Risks associated with the complexity of our software products and the risk that our software products may contain undetected errors or other defects which could damage our reputation with customers, decrease profitability, and expose us to liability;

• Risks associated with the IBM alliance, including our and/or IBM’s ability to perform under the terms of that alliance and customer receptiveness to the alliance;

• Risks associated with future acquisitions and investments which could materially adversely affect us;

• Risks associated with our ability to protect our intellectual property and technology and that we may be subject to increasing litigation over our intellectual property rights;

• Risks associated with litigation that could materially adversely affect our business financial condition and/or results of operations;

• Risks associated with our offshore software development activities which may be unsuccessful and may put our intellectual property at risk;

• Risks associated with security breaches or computer viruses which could disrupt delivery of services and damage our reputation;

• Risks associated with our ability to comply with governmental regulations and industry standards to which are customers are subject which may result in a loss of customers or decreased revenue;

• Risks associated with our ability to comply with privacy regulations imposed on providers of services to financial institutions;

• Risks associated with system failures which could delay the provision of products and services and damage our reputation with our customers;

• Risks associated with our restructuring plan which may not achieve expected efficiencies;

• Risks associated with material weaknesses in our internal control over financial reporting;

• Risks associated with the impact of economic changes on our customers in the banking financial services industries including the current mortgage crisis which could reduce the demand for our products and services;

• Risks associated with the our recent outsourcing agreement with IBM which may not achieve the level of savings that we anticipate and involves many changes in systems and personnel which increases operational and control risk during transition, including, without limitation, the risks described in our Current Report on Form 8-K filed March 19, 2008;

• Risks associated with our announcement of the maturity of certain legacy retail payment products may result in decreased customer investment in our products and our strategy to migrate customers to our next generation products may be unsuccessful which may adversely impact our business and financial condition;

• Risks associated with the restrictions and other financial covenants in our credit facility which limit our flexibility in operating our business; and

• Risks associate with the volatility and disruption of the capital and credit markets and adverse changes in the global economy which may negatively impact our liquidity and our ability to access financing.

Additional risks that may impact forward-looking statements include:

• Risks associated with our restructuring, including but not limited to, diversion of management time and resources and disruption of services to customers;

• Our ability to achieve the anticipated cost savings through the proposed restructuring of our business operations; and

• Risks associated with head—count reductions, which risks may vary by country, including risks of litigation for wrongful termination or demand for severance compensation in excess of what we expect to pay.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	September 30,	December 31,	September 30,	December 31,
	2008	2007	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$94,341	$97,011	$60,794	$89,900
Billed receivables, net	79,742	87,932	70,384	65,402
Accrued receivables	16,697	11,132	11,955	13,593
Deferred income taxes	4,238	5,374	7,088	2,441
Recoverable income taxes	9,998	6,033	3,852	—
Prepaid expenses	10,991	9,803	10,572	8,010
Other current assets	8,249	8,399	7,233	12,353
Total current assets	224,256	225,684	171,878	191,699

Property, plant and equipment, net	20,355	19,503	19,356	18,899
Software, net	28,805	31,430	31,764	32,990
Goodwill	204,560	206,770	205,715	193,927
Other intangible assets, net	32,799	38,088	39,685	41,338
Deferred income taxes	31,281	31,283	24,315	17,517
Other assets	16,270	17,700	14,028	13,106
TOTAL ASSETS	$558,326	$570,458	$506,741	$509,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,291	$16,351	$14,677	$12,465
Accrued employee compensation	22,532	22,659	22,625	17,242
Deferred revenue	105,370	115,519	97,042	78,497
Income taxes payable	—	—	2,251	—
Alliance agreement liability	5,404	9,331	—	—
Accrued and other current liabilities	20,261	22,992	17,925	16,737
Total current liabilities	165,858	186,852	154,520	124,941

Deferred revenue	23,262	27,253	30,280	22,414
Note payable under credit facility	75,000	75,000	75,000	75,000
Deferred income taxes	3,393	3,245	3,265	—
Alliance agreement noncurrent liability	40,706	—	—	—
Other noncurrent liabilities	33,791	37,069	18,664	16,755
Total liabilities	342,010	329,419	281,729	239,110

Commitments and contingencies

Stockholders’ equity
Preferred Stock	—	—	—	—
Common stock	204	204	204	204
Common stock warrants	24,003	24,003	—	—
Treasury stock	(148,807)	(140,320)	(140,340)	(97,768)
Additional paid-in capital	302,549	311,108	312,642	309,086
Retained earnings	46,971	47,886	53,226	64,978
Accumulated other comprehensive income (loss)	(8,604)	(1,842)	(720)	(6,134)
Total stockholders’ equity	216,316	241,039	225,012	270,366
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$558,326	$570,458	$506,741	$509,476

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Revenues:
Software license fees	$46,460	$28,856	$123,772	$108,300
Maintenance fees	33,963	31,316	98,303	92,504
Services	28,137	24,700	88,295	72,125
Total revenues	108,560	84,872	310,370	272,929

Expenses:
Cost of software license fees	11,739	10,901	36,196	32,026
Cost of maintenance and services	33,544	24,318	98,217	74,458
Research and development	11,393	14,640	36,640	40,103
Selling and marketing	18,547	18,437	58,038	52,130
General and administrative	30,379	24,215	77,574	76,758
Total expenses	105,602	92,511	306,665	275,475

Operating income (loss)	2,958	(7,639)	3,705	(2,546)

Other income (expense):
Interest income	635	1,243	1,931	3,197
Interest expense	(1,149)	(2,156)	(3,553)	(5,184)
Other, net	932	(1,577)	3,075	(3,447)
Total other income (expense)	418	(2,490)	1,453	(5,434)

Income (loss) before income taxes	3,376	(10,129)	5,158	(7,980)
Income tax expense (benefit)	1,659	(1,514)	6,073	3,772
Net income (loss)	$1,717	$(8,615)	$(915)	$(11,752)

Earnings (loss) per share information
Weighted average shares outstanding
Basic	34,259	36,318	34,518	36,849
Diluted	34,578	36,318	34,518	36,849

Earnings (loss) per share
Basic	$0.05	$(0.24)	$(0.03)	$(0.32)
Diluted	$0.05	$(0.24)	$(0.03)	$(0.32)

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(915)	$(11,752)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	4,754	4,521
Amortization	11,697	11,104
Tax expense of intellectual property shift	1,770	1,434
Amortization of debt financing costs	252	252
Gain on reversal of asset retirement obligation	(949)	—
(Gain) loss on disposal of assets	253	(82)
Change in fair value of interest rate swaps	1,529	2,077
Deferred income taxes	1,397	(8,490)
Stock-based compensation expense	7,782	5,821
Tax benefit of stock options exercised and cash settled	314	922
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	152	1,581
Other current assets	(302)	(1,412)
Other assets	(840)	(2,414)
Accounts payable	(4,309)	(610)
Accrued employee compensation	803	1,268
Proceeds from alliance agreement	40,587	—
Accrued liabilities	(3,988)	375
Current income taxes	(4,251)	666
Deferred revenue	(9,683)	20,792
Other current and noncurrent liabilities	201	(310)
Net cash flows from operating activities	46,254	25,743

Cash flows from investing activities:
Purchases of property and equipment	(6,799)	(3,136)
Purchases of software and distribution rights	(4,425)	(676)
Sales of marketable securities	—	2,500
Alliance technical enablement expenditures	(4,343)	—
Proceeds from alliance agreement	1,246	—
Acquisition of businesses, net of cash acquired	(30)	(10,822)
Other	—	6
Net cash flows from investing activities	(14,351)	(12,128)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,353	—
Proceeds from exercises of stock options	3,599	15
Excess tax benefit of stock options exercised	141	14
Purchases of common stock	(30,064)	(42,354)
Payments on debt and capital leases	(2,748)	(1,880)
Net cash flows from financing activities	(27,719)	(44,205)

Effect of exchange rate fluctuations on cash	(6,854)	1,484
Net decrease in cash and cash equivalents	(2,670)	(29,106)
Cash and cash equivalents, beginning of period	97,011	89,900
Cash and cash equivalents, end of period	$94,341	$60,794